Exhibit 99.1

Strategic Leader Joins Chang’s Senior Team
Michael Welborn Returns Home

SCOTTSDALE, ARIZONA (May 5, 2005) R. Michael Welborn will join P.F. Chang’s China Bistro, Inc. as Executive Vice President and Chief Administrative Officer on June 1, 2005. He will report to Rick Federico, Chairman & CEO and continue to serve on the company’s Board of Directors.

“Mike is highly regarded by our management team and we’re delighted to have him join us. He has been involved with P.F. Chang’s since our first restaurant in 1993 and has been a valued member of our Board of Directors since 1996,” said Rick Federico. “Mike’s broad management experience and energetic leadership style will complement our senior team. As we approach $1 billion in revenue, we’re fortunate to add Mike with his substantial corporate leadership experience.”

“I am just thrilled to join Rick, Bert Vivian (President, P.F. Chang’s), Russell Owens (President, Pei Wei), and Kristina Cashman (CFO). They are responsible for a wonderful success story and a great company culture. This represents a terrific opportunity for me,” added Mike Welborn.

Mike was Executive Vice President at Bank One Corporation. He reported to Bank One CEO Jamie Dimon and had various responsibilities including head of Retail Banking and Chairman/CEO of Bank One Arizona. Mike is well known for his community involvement and leadership in the greater Phoenix area. The Welborn family will relocate back to Arizona from Chicago later this year.

P.F. Chang’s China Bistro, Inc. owns and operates two restaurant concepts in the Asian niche. P.F. Chang’s China Bistro features a blend of high-quality, traditional Chinese cuisine and American hospitality in a sophisticated, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared Asian cuisine in a relaxed, warm environment offering attentive counter service and take-out flexibility.

Contact:	Laura Cherry — 602.381.7472

CORPORATE OFFICE
15210 N. Scottsdale Road • Suite 300 • Scottsdale, Arizona 85254 • 602.957.8986 • Fax 602.957.8998 • www.pfchangs.com